Exhibit 5.1

July 29, 2009

United Rentals (North America), Inc.,

Five Greenwich Office Park,

Greenwich, Connecticut 06831.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) $500,000,000 principal amount of 10.875% Senior Notes due 2016 (the “Notes”) of United Rentals (North America), Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 10.875% Senior Notes due 2016 pursuant to the Indenture, dated as of June 9, 2009 (the “Indenture”), among the Company, United Rentals, Inc., a Delaware corporation and parent of the Company (“Holdings”), the subsidiaries of the Company listed on Annex A hereto (together with Holdings, the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the registration statement on Form S-4 relating to the Notes and the Guarantees (the “Registration Statement”) has become effective under the Act, the terms of the Notes and the Guarantees and of their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or any of the Guarantors and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors, and when the Notes and the Guarantees have been duly executed and, in the case of the Notes, authenticated in accordance with the Indenture and issued and exchanged as contemplated by the Registration Statement, (i) the Notes will constitute valid and legally binding obligations of the Company and (ii) the Guarantees will constitute valid and legally binding obligations of the Guarantors, respectively, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York, Delaware and California as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.  For purposes of our opinion, we have, with your approval, assumed that (i) United Rentals Northwest, Inc. and InfoManager, Inc. are validly existing as corporations in good standing under the laws of the States of Oregon and Texas, respectively, (ii) the Indenture has been duly authorized, executed and delivered by United Rentals Northwest, Inc. and InfoManager, Inc. under the laws of the States of Oregon and Texas, respectively, (iii) the execution and delivery of the Indenture has not resulted in any breach or violation of, or conflict with, any Oregon or Texas statute, rule or regulation, and (iv) the provisions of the Indenture designating the law of the State of New York as the governing law for the Indenture are valid and binding on United Rentals Northwest, Inc. and InfoManager, Inc. under the laws of the States of Oregon and Texas, respectively.  We note that, with respect to all matters of Oregon and Texas law, you are relying upon the opinions of K&L Gates LLP and Haynes and Boone LLP, respectively, each of which is also filed as an exhibit to the Registration Statement.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Notes and the Guarantees endorsed thereon will conform to the specimens thereof examined by us and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the New Notes” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

ANNEX A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Organization

InfoManager, Inc.	Texas

United Rentals (Delaware), Inc.	Delaware

United Rentals Financing Limited Partnership	Delaware

United Rentals Highway Technologies Gulf, Inc.	Delaware

United Rentals Northwest, Inc.	Oregon

United Rentals Realty, LLC	Delaware

Wynne Systems, Inc.	California